Exhibit 23-3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2005, except as to the discontinued operations described in Note 2 which is as of February 20, 2006, relating to the financial statements and financial statement schedules, which appears in Gannett Co., Inc.’s Annual Report on Form 10-K for the year ended December 25, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

McLean, VA

July 25, 2006